Klondex Reports Fourth Quarter and Full Year 2016 Results;
Achieves Record Quarterly and Annual Revenue
Reno, NV - March 23, 2017 - Klondex Mines Ltd. (TSX: KDX; NYSE MKT: KLDX) ("Klondex", the "Company", "we", "our", or "us") is pleased to announce its operational and financial results for the fourth quarter and full year 2016. This press release should be read in conjunction with our 2016 Annual Report on Form 10-K, which includes our Consolidated Financial Statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), which are available on our website (www.klondexmines.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). All dollar amounts included in this press release are expressed in thousands of United States dollars, unless otherwise noted, and are based on our MD&A and our Consolidated Financial Statements, which were prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). References to "Notes" refers to the notes contained in the full year 2016 Consolidated Financial Statements. "Nevada Operations" consists of the Fire Creek and Midas mines.
In this press release we use the non-GAAP performance measures "Production cash costs per gold equivalent ounce sold" and "All-in costs per gold ounce sold", which should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the Non-GAAP performance measures section of this press release for detail.
Fourth Quarter 2016 Highlights
Health, safety, and environmental - No lost-time injuries at our properties and as of December 31, 2016, had operated 1,539 days (~4.0 years) at Fire Creek, 815 days (~2.0 years) at Midas, 344 days (~0.7 years) at True North, and 89 days (~0.3 years) at Hollister and Aurora, without a lost-time injury.

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Hollister acquisition - On October 3, 2016, completed the acquisition of the Hollister and Aurora projects, creating synergies with our Nevada Operations and providing significant future operational and exploration potential.

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Ounces sold and financial results - Sold a quarterly record 47,745 gold equivalent ounces ("GEOs"), consisting of 42,405 gold ounces and 374,902 silver ounces for revenue of $56.1 million, a quarterly high. Average quarterly selling prices per gold and silver ounce were $1,175 and $16.73, respectively. Net income was $2.2 million (or $0.02 per share - basic).

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Nevada performance - Produced a record 51,923 GEOs, as GEO grade and tons milled continued to increase from the prior quarter and first half of the year. Average key operating metrics for our Nevada Operations were: 886 ore tons milled per day, 0.50 oz/ton gold mill head grade, 5.46 oz/ton silver mill head grade, 0.58 oz/ton GEO mill head grade. Production cash costs per gold equivalent ounce sold at Nevada was $644.

•	True North - Produced 8,445 GEOs, an increase from the prior quarter as stockpiled ore processing began.
Full Year 2016 Highlights

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Growth transformation - Completed acquisitions of True North and Hollister, positioned to continue increasing future production while diversifying operations profile into Canada. Financial strength to execute organic and bolt-on growth opportunities.

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Financial position and liquidity - Maintained strong financial position and liquidity through completion of a CDN$129.5 million "bought deal" private placement and obtained first revolving credit facility (initially $25.0 million and increased to $35.0 million).

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Ounces sold and financial results - Sold a record 159,118 GEOs, an increase of 19.4% from the prior year, consisting of 138,516 gold ounces and 1,470,992 silver ounces. Revenue was an all-time high totaling $198.2 million from average selling prices per gold and silver ounce of $1,245 and $17.44, respectively. Net loss was $1.7 million (or $0.01 per share - basic).

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Cash flows - Ending cash balance of $47.6 million after $45.3 million of operating cash flows, $159.7 million used in investing activities, and $104.6 million provided by financing activities. Ending working capital of $33.2 million (ratio of 1.80:1).

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Operating performance - Produced a record 151,007 GEOs from Nevada Operations, exceeding the high end of management's expectations, and 10,199 GEOs from True North for full year production of 161,289 GEOs, an increase of 26.3% from the prior year. Nevada Operations production cash costs per gold equivalent ounce sold at was $637 and within our 2016 expected range of $600 to $650.

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Spending - Capital, exploration, and development spending totaled $32.5 million at Fire Creek, $27.8 million at Midas, $16.8 million at True North, $4.2 million at Hollister, $0.6 million Aurora, and $1.4 million at corporate for total capital spending of $83.4 million.

Mr. Paul Huet, President and CEO commented, "As previously announced, we had record quarterly and annual production in the fourth quarter and for the full year in 2016.  Additionally, we are pleased that we once again achieved our production and cost guidance for the year.” Mr. Huet continued, “Looking ahead, our near term strategy is focused on organic growth. We expect to produce between 210,000 and 225,000 gold equivalent ounces in 2017, an increase of approximately 36% from the prior year."
2017 full year outlook
We expect to produce between 210,000 and 225,000 gold equivalent ounces during 2017 at an expected production cash cost per GEO sold of $680 to $710 per GEO sold. This represents an increase in GEOs produced of approximately 36% from the prior year as we benefit from bulk sampling extraction at Hollister in Nevada as well as higher production from True North mine in Canada as ramp-up continues. Fire Creek and Midas’ 2017 production is expected to be in line with the prior year.
We also expect our 2017 capital expenditures to be between $57 - $62 million with an additional $3 - $5 million to be spent on exploration. The majority of capital is expected to be spent at Fire Creek as we continue underground expansion in the form of primary access development and advancement of a second portal. We also expect to spend $7 - $9 million at our newly acquired Hollister mine in Nevada as it commences a bulk sampling mining program and underground definition drilling in the Gloria zone.
Below are tables summarizing key 2017 operating guidance.

	Gold Equivalent Ounces Produced(1)		Production Cash Costs per Gold Equivalent Ounce Sold(1)		Capital Expenditures (thousands)
2017 full year outlook	Low	High	Low	High	Low	High
Midas	42,000	45,000	$925	$950	$11,000	$12,000
Midas Mill	—	—	—	—	4,000	5,000
Fire Creek	97,000	100,000	475	500	27,000	29,000
Hollister(2)	30,000	35,000	935	960	—	—
Nevada Total	169,000	180,000	670	700	42,000	46,000
True North(3)	41,000	45,000	725	750	15,000	16,000
	210,000	225,000	$680	$710	$57,000	$62,000

	Low	High
Corporate general and administrative (thousands)	$15,000	$17,000
Hollister development and project costs (thousands)	$7,000	$9,000
Regional exploration (thousands)	$3,000	$5,000
All-in costs per gold ounce sold(1)	$1,070	$1,130
(1) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
(2) Hollister is an exploration stage mineral property and as such, production refers to the estimated quantities resulting from the process of extracting mineralized materials from the earth and treating that material in a mill.

(3) Based on an estimated CDN:US dollar exchange rate of 0.75:1.
Klondex has not reconciled forward-looking 2017 full year non-GAAP performance measures contained in this press release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

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Consolidated Financial Results of Operations

	Three months ended December 31,	Year ended December 31,
	2016	2016
Revenues	$56,100	$198,175
Cost of sales
Production costs	35,708	106,389
Depreciation and depletion	9,128	28,242
Write-down of production inventories	2,869	2,869
	8,395	60,675
Other operating expenses
General and administrative	4,368	15,804
Exploration	4,502	12,765
Development and projects costs	3,423	8,953
Asset retirement and accretion	1,898	2,653
Business acquisition costs	383	2,253
Provision for legal settlement	751	3,000
Loss on equipment disposal	17	126
Income from operations	(6,947)	15,121
Other income (expense)
(Loss) gain on derivatives, net	7,932	(7,646)
Interest expense, net	(1,390)	(5,339)
Foreign currency gain, net	2,873	651
Loss on debt extinguishment	(519)	(519)
Interest income and other, net	(301)	(244)
Income before tax	1,648	2,024
Income tax (expense)/benefit	530	(3,724)
Net (loss) income	$2,178	$(1,700)

Net (loss) income per share
Basic	$0.02	$(0.01)
Fourth quarter 2016
Fourth quarter Revenues reflect a quarterly high in terms of ounces sold, primarily due to higher tons mined at Fire Creek and Midas and commencing production at True North. Production costs and Depreciation and depletion also increased in the fourth quarter due to an increase in sales volumes. Write-down of production inventories in 2016 were recorded in the fourth quarter at Midas and True North due to lower period-end metal price levels and increases in production costs. Business acquisition costs were associated with the Hollister acquisition and Provision for legal settlement is related to litigation with a former employee.
Full year 2016
When compared to the prior year, 2016 Revenues increased as a result of increases in the number of gold ounces sold from higher tons mined at Fire Creek and Midas and commencing production at True North during the second half of 2016, the volumes of which were impacted by changes in average realized prices. Production costs and Depreciation and depletion increased from the prior period due primarily to an increase in sales volumes. General and administrative increased in 2016 due to increased staff levels at the corporate office, severance payments, and costs associated with our deferred share unit plan. Exploration spending was at Fire Creek and Midas while Development and projects costs were attributable to True North and Hollister.

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Liquidity and Capital Resources

	Three months ended December 31, 2016	Year ended December 31, 2016
Net (loss) income	$2,178	$(1,700)
Net non-cash adjustments	5,257	36,003
Net change in non-cash working capital	7,202	10,967
Net cash provided by operating activities	14,637	45,270
Net cash used in investing activities	(98,061)	(159,693)
Net cash provided by financing activities	2,182	104,608
Effect of foreign exchange on cash balances	(2,263)	(1,646)
Net decrease in cash	(83,505)	(11,461)
Cash, beginning of period	131,141	59,097
Cash, end of period	$47,636	$47,636
Fourth quarter 2016
Fourth quarter 2016 operating cash flows benefited from increases in ounce sales which were offset by lower average realized prices. The $98.1 million used in investing activities reflects the $80.0 million cash payment to complete the Hollister acquisition. Financing cash flows include the refinancing of the $12.0 million secured promissory note with a corresponding draw on the Revolver.
Full year 2016
During 2016 we generated $45.3 million of net operating cash flows which were positively impacted by higher production levels which increased the total cash margin from operations, offset by higher General and administrative, Exploration, and Development and projects costs. Cash used in investing activities included $100.0 million for acquisitions and $61.7 million for expenditures on mineral properties, plant and equipment. The issuance of share capital, which included a $95.7 million bought deal financing and option and warrant exercises, benefited our cash balances by $105.9 million and were slightly reduced for net debt borrowings and repayments.
Working capital and liquidity
We maintained our strong financial position and as of December 31, 2016, had total liquidity of $56.2 million, consisting of $33.2 million in working capital and $23.0 million of borrowing availability under our Revolver.

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Fourth Quarter and Year To Date 2016 Summary Operational Results

	Three months ended December 31, 2016
Mine operations	Fire Creek	Midas	Nevada Total(1)	True North		Total
Ore tons milled	27,721	53,809	81,530	63,962		145,492
Average gold equivalent mill head grade (oz/ton)(2)	1.07	0.32	0.58	0.14		0.38
Average gold mill head grade (oz/ton)	1.06	0.21	0.50	0.14		0.34
Average silver mill head grade (oz/ton)	0.80	7.87	5.46	—	(4)	3.06
Average gold recovery rate (%)	93.8%	93.5%	93.7%	93.4%		93.6%
Average silver recovery rate (%)	84.4%	83.9%	84.0%	—%	(4)	84.0%
Gold equivalent produced (oz)(2)	27,878	15,549	43,441	8,445		51,923
Gold produced (oz)	27,613	10,537	38,150	8,433		46,583
Silver produced (oz)	18,729	355,317	374,046	853		374,899
Gold equivalent sold (oz)(2)(3)	27,347	13,318	40,680	7,028		47,745
Gold sold (oz)	27,035	8,354	35,389	7,016		42,405
Silver sold (oz)	22,103	351,946	374,049	853		374,902
Revenues and realized prices
Gold revenue (000s)	$31,933	$9,903	$41,836	$7,993		$49,829
Silver revenue (000s)	369	5,888	6,257	14		6,271
Total revenues (000s)	$32,302	$15,791	$48,093	$8,007		$56,100
Average realized gold price ($/oz)	$1,181	$1,185	$1,182	$1,139		$1,175
Average realized silver price ($/oz)	$16.69	$16.73	$16.73	$16.41		$16.73
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$474	$993	$644	$1,686		$797
All-in costs per gold ounce sold(3)	n/a	n/a	n/a	n/a		$1,458
(1) Nevada Total includes Fire Creek and Midas.
(2)  Gold equivalent measures are the gold measure plus the silver measure divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by us in the respective period and match the ratios used to determine the production cash costs per GEO sold. Refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.

(3) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
(4) The Company does not track this silver statistic at True North due to silver being immaterial to that operation.

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	Year ended December 31, 2016
Mine Operations	Fire Creek	Midas	Nevada Total(1)	True North		Total
Ore tons milled	120,553	190,982	311,535	95,710		407,245
Average gold equivalent mill head grade (oz/ton)(2)	0.91	0.28	0.52	0.11		0.43
Average gold mill head grade (oz/ton)	0.90	0.17	0.45	0.11		0.37
Average silver mill head grade (oz/ton)	0.77	8.13	5.28	—	(4)	4.04
Average gold recovery rate (%)	93.6%	93.9%	93.7%	92.7%		93.6%
Average silver recovery rate (%)	86.6%	86.7%	86.7%	—%	(4)	86.7%
Gold equivalent produced (oz)(2)	102,383	48,623	151,007	10,199		161,289
Gold produced (oz)	101,286	29,824	131,110	10,187		141,297
Silver produced (oz)	80,593	1,345,989	1,426,582	853		1,427,435
Gold equivalent sold (oz)(2)(3)	100,022	50,977	151,004	8,028		159,118
Gold sold (oz)	98,723	31,777	130,500	8,016		138,516
Silver sold (oz)	95,454	1,374,685	1,470,139	853		1,470,992
Revenues and realized prices
Gold revenue (000s)	$123,403	$39,783	$163,186	$9,329		$172,515
Silver revenue (000s)	1,623	24,023	25,646	14		25,660
Total revenues (000s)	$125,026	$63,806	$188,832	$9,343		$198,175
Average realized gold price ($/oz)	$1,250	$1,252	$1,250	$1,164		$1,245
Average realized silver price ($/oz)	$17.00	$17.48	$17.44	$16.41		$17.44
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$462	$981	$637	$1,552		$683
All-in costs per gold ounce sold(3)	n/a	n/a	n/a	n/a		$1,335
(1) Nevada Total includes Fire Creek and Midas.
(2)  Gold equivalent measures are the gold measure plus the silver measure divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by us in the respective period and match the ratios used to determine the production cash costs per GEO sold. Refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.

(3) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
(4) The Company does not track this silver statistic at True North due to silver being immaterial to that operation.
Nevada operations
We achieved the full-year 2016 plan which entailed production growing from the first half to the second half of the year, as planned sequencing and ore development activities performed throughout the year contributed to quarter over quarter grade increases. As a result, consolidated gold equivalent mill head grades increased quarter over quarter in 2016 and were: 0.44 oz/ton in the first, 0.52 oz/ton in the second, 0.55 oz/ton in the third, and 0.57 oz/ton in the fourth. Production increased in 2016 to a record 151,007 GEOs. Full-year gold equivalent grades of 0.52 oz/ton in 2016 contributed to consistently low production cash costs per GEO of $637, resulting in a margin of $613 (or 49.0%) per ounce using average realized gold prices in 2016.
Canadian operations
We achieved True North's full-year 2016 plan which entailed production commencing in the third quarter from reprocessing tailings and increasing in the fourth quarter when stockpiled ore processing began. Actual production of 10,187 gold ounces was in the middle of our expected range of 8,000 - 12,000 gold ounces.
Webcast and Conference Call
Klondex will report its 2016 financial results after market close on Thursday, March 23, 2017. A conference call and webcast will be held the following morning on Friday, March 24, 2017 at 10:30 am ET/7:30 am PT. The conference call telephone numbers are listed below:
Canada & USA Toll Free Dial In: 1-800-319-4610
Toronto: +1 1-416-915-3239
International: +1-604-638-5340

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Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The presentation materials will be available on the Company's website and by webcast by clicking: http://services.choruscall.ca/links/klondex20170316.html.
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex Mines Ltd. is a well–capitalized, junior–tier gold and silver mining company focused on mining, exploration, development, and production in a safe, environmentally responsible, and cost–effective manner. As of December 31, 2016, Klondex Mines Ltd. had 100% interests in three producing mines: (1) the Fire Creek mine and (2) the Midas mine and ore milling facility, both of which are located in the state of Nevada, USA, and (3) the True North gold mine and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects: (1) the Hollister mine and (2) the Aurora mine and ore milling facility, both of which are also located in Nevada, USA. During 2017 we expect our production to come from Fire Creek, Midas, and True North, and extracted from the Hollister Project under a bulk sampling program.
For More Information Contact:
John Seaberg
Senior Vice President, Investor Relations and Corporate Development
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the Company’s achievement of the full-year projections for ounce production and production costs, the Company’s ability to meet annual operations estimates, and the Company’s capital addition expenditures. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.
Non-GAAP performance measures
We have included the non-GAAP measures "Production cash costs per gold equivalent ounce sold" and "All-in costs per gold ounce sold" in this press release (collectively, the "Non-GAAP Measures"). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to conventional measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our future development and current operations primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold or gold equivalent ounce basis.
Production cash costs per gold equivalent ounce sold
Production cash costs per gold equivalent ounce sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (State of Nevada net proceeds and other such taxes are excluded). We believe that converting the benefits from selling silver ounces into gold ounces is helpful to analysts and investors as it best represents the way we operate, which is to maximize returns from gold production. Gold equivalent

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ounces are computed as the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices (in thousands, except ounces sold and per ounce amounts):

	Three months ended December 31, 2016
	Fire Creek	Midas	Nevada Total	True North	Total
Average realized price per gold ounce sold	$1,181	$1,185	$1,182	$1,139	$1,175
Average realized price per silver ounce sold	$16.69	$16.73	$16.73	$16.41	$16.73
Silver ounces equivalent to revenue from one gold ounce	70.8	70.9	70.7	69.4	70.2
Silver ounces sold	22,103	351,946	374,049	853	374,902
GEOs from silver ounces sold	312	4,964	5,291	12	5,340
Gold ounces sold	27,035	8,354	35,389	7,016	42,405
Gold equivalent ounces	27,347	13,318	40,680	7,028	47,745
Production costs	$12,961	$12,815	$25,776	$9,932	$35,708
Add: Write-down of production inventories (cash portion)	—	405	405	1,918	2,323
	$12,961	$13,220	$26,181	$11,850	$38,031
Production cash costs per GEO sold	$474	$993	$644	$1,686	$797

	Year ended December 31, 2016
	Fire Creek	Midas	Nevada Total(1)	True North	Total
Average realized price per gold ounce sold	$1,250	$1,252	$1,250	$1,164	$1,245
Average realized price per silver ounce sold	$17.00	$17.48	$17.44	$16.41	$17.44
Silver ounces equivalent to revenue from one gold ounce	73.5	71.6	71.7	70.9	71.4
Silver ounces sold	95,454	1,374,685	1,470,139	853	1,470,992
GEOs from silver ounces sold	1,299	19,200	20,504	12	20,602
Gold ounces sold	98,723	31,777	130,500	8,016	138,516
Gold equivalent ounces	100,022	50,977	151,004	8,028	159,118
Production costs	$46,246	$49,599	$95,845	$10,544	$106,389
Add: Write-down of production inventories (cash portion)	—	405	405	1,918	2,323
	$46,246	$50,004	$96,250	$12,462	$108,712
Production cash costs per GEO sold	$462	$981	$637	$1,552	$683
(1) Nevada Total includes Fire Creek and Midas.
All-in costs per gold ounce sold
Our calculation of all-in costs per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. All-in costs per gold ounce sold reflect the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
All-in costs per gold ounce sold includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded (in thousands, except ounces sold and per ounce amounts):

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	Three months ended December 31, 2016
	Nevada Total(1)	True North	Hollister, Aurora, and Corporate	Total
Production costs	$25,776	$9,932	$—	$35,708
Add: Write-down of production inventories (cash portion)	405	1,918	—	2,323
	26,181	11,850	—	38,031
General and administrative				4,368
Exploration				4,502
Development and projects costs				3,423
Asset retirement and accretion				1,898
Expenditures on mineral properties, plant and equipment				15,874
Less: silver revenue				(6,271)
All-in costs				61,825
Gold ounces sold	35,389	7,016	—	42,405
All-in costs per gold ounce sold				$1,458
(1) Nevada Total includes Fire Creek and Midas.

	Year ended December 31, 2016
	Nevada Total(1)	True North	Hollister, Aurora, and Corporate	Total
Production costs	$95,845	$10,544	$—	$106,389
Add: Write-down of production inventories (cash portion)	405	1,918	—	2,323
	96,250	12,462	—	108,712
General and administrative				15,804
Exploration				12,765
Development and projects costs				8,953
Asset retirement and accretion				2,653
Expenditures on mineral properties, plant and equipment				61,716
Less: silver revenue				(25,660)
All-in costs				184,943
Gold ounces sold	130,500	8,016	—	138,516
All-in costs per gold ounce sold				$1,335
(1) Nevada Total includes Fire Creek and Midas.

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